Exhibit 10.11

SETTLEMENT AGREEMENT

THIS AGREEMENT dated the 10th day of September, 2007.

BETWEEN:

DATAJUNGLE LTD, a corporation incorporated under the laws of Canada (hereinafter referred to as "DataJungle")

– and –

DATAJUNGLE SOFTWARE INC., a corporation incorporated under the laws of the State of Nevada, in the United States of America (hereinafter referred to as "DataJungle Software")

– and –

EDWARD MUNDEN, an individual residing in the City of Ottawa, in the Province of Ontario (hereinafter referred to as "Munden")

WHEREAS:

A.

Munden voluntarily resigned as President and Chief Executive Officer of DataJungle and DataJungle Software on July 25, 2007 (the "Resignation Date");

B.

Munden has asserted certain claims against DataJungle relating to the payment of certain amounts allegedly owed to him by DataJungle prior to the Resignation Date, including without limitation the payment of wages, salary, bonuses, commissions, incentive compensation, vacation pay, overtime pay and other statutory entitlements (collectively the "Claims");

C.

DataJungle disputes the Claims;

D.

DataJungle and Munden wish to resolve their differences regarding the Claims, and to confirm the terms under which Munden's employment was terminated; and

E.

DataJungle Software is the parent company of DataJungle.

NOW THEREFORE in consideration of the mutual promises set forth in this Settlement Agreement (the "Agreement"), the parties agree as follows:

1.

Munden hereby acknowledges and agrees that he has voluntarily resigned from his employment with DataJungle on the Resignation Date, and that he has no claim, action or demand against DataJungle or DataJungle Software arising from the termination of his employment with DataJungle, including without limitation any claim for notice or pay in lieu of notice of termination, severance, termination pay or constructive dismissal.

2.

Munden does hereby irrevocably release, remise and forever discharge DataJungle and DataJungle Software from any action, claim or demand arising from or in any way related to the Claims, or any of them, and agrees that he shall as a condition of, and in conjunction with, this Agreement, execute the General Release and Confidentiality Agreement attached hereto as Schedule "A" with full force and effect from the date hereof.

3.

For greater certainty, Munden acknowledges and agrees that:

(a)

the Claims are disputed by DataJungle;

(b)

the consideration referred to in paragraph 4 of this Agreement is good and sufficient to release DataJungle and DataJungle Software from any future liability with respect to the Claims; and

(c)

his sole right and entitlement against DataJungle and DataJungle Software from the date hereof, with respect to any of the matters addressed in this Agreement, shall be to the consideration referred to in paragraph 4 of the Agreement.

4.

In consideration of the Agreement by Munden as aforesaid:

(a)

DataJungle shall pay Munden the sum of Twenty-Two Thousand Five Hundred Canadian Dollars (CAD$22,500.00), less required statutory deductions, on or before the earlier of: (i) DataJungle or DataJungle Software obtaining new equity or debt financing with gross proceeds of $2 million or more; or (ii) December 31, 2007;

(b)

DataJungle Software shall issue Munden, or to an affiliate of Munden at the direction of Munden, a Common Stock Purchase Warrant (the "Warrant") duly authorized by the Board of Directors of DataJungle Software and substantially in the form attached hereto as Schedule "B", granting Munden the right to purchase three hundred thousand (300,000) common shares of DataJungle Software on the terms and conditions set out in the Warrant and with an effective date as of the date of this Agreement;

(c)

The grants under DataJungle Software’s Share Option Plan dated April 16, 2004 of stock options to purchase five hundred thousand (500,000) shares of DataJungle Software stock at an exercise price of USD$ 0.51 and stock options to purchase two hundred and fifty thousand (250,000) shares of DataJungle Software stock at an exercise price of USD$ 0.25 are hereby cancelled; and

(d)

Immediately upon execution of this Agreement, DataJungle Software shall issue Munden, or to an affiliate of Munden at the direction of Munden, Common Stock

Purchase Warrants ("Replacement Warrants") duly authorized by the Board of Directors of DataJungle Software and substantially in the form attached hereto as Schedule "C", granting Munden the right to purchase five hundred thousand (500,000) shares of DataJungle Software stock at an exercise price of USD$ 0.51 and the right to purchase two hundred and fifty thousand (250,000) shares of DataJungle Software stock at an exercise price of USD$ 0.25 on the terms and conditions set out in the Replacement Warrant.

5.

DataJungle and DataJungle Software hereby agrees to indemnify and save harmless Munden from any tax liability incurred by Munden directly and only as a result of the grant of the Warrant to Munden by DataJungle Software, subject to reasonable substantiation and prompt notification of such tax liability by Munden.  For greater certainty, DataJungle and DataJungle Software shall not be liable for, and DataJungle shall not indemnify Munden for, any tax liability or consequence incurred by Munden as a result of the exercise by Munden of any right to purchase shares, or the disposition by Munden of any shares, pursuant to the Warrant.

6.

Munden hereby acknowledges and agrees that the consideration provided for herein, and the entering into of this Agreement, does not constitute any admission of liability by or on behalf of DataJungle or DataJungle Software, and that any such liability is expressly denied.

7.

The parties hereto acknowledge and represent that they have had an opportunity to seek independent legal advice with respect to the matters addressed in this Agreement, and that they fully understand the Agreement and the terms of settlement agreed to.  The parties have not been influenced by any representations or statements made by or on behalf of any other party, and hereby voluntarily accept all of the terms of this Agreement for the purpose of making full and final compromise, adjustment and settlement as aforesaid.

8.

The parties hereto understand and agree that this Agreement and any other documents or agreements incorporated by reference contain the entire agreement and understanding between the parties with respect to the matters addressed herein, and that the terms of this Agreement are contractual and not a mere recital.  This Agreement may only be amended by mutual agreement in writing signed by all of the parties hereto.

9.

This Agreement may be executed in counterpart, whereupon it shall have full force and effect.

10.

The Agreement is governed by the laws of the province of Ontario, and the parties hereby attorn to the jurisdiction of the Ontario Courts.

11.

The parties hereto agree that they shall keep the terms of this Agreement confidential, and that they shall not publicize or communicate the Agreement or the subject matter of this Agreement to any other person, except as required by law.

12.

In the event of Munden’s death or disability, the payments and consideration as set forth in paragraph 4, to the extent not previously paid, shall be paid to Munden’s estate or beneficiary under the terms provided thereunder.

DATED at the City of Ottawa, in the Province of Ontario, this 10th day of September, 2007.

DATAJUNGLE LTD.

Per:
David Morris President and CEO

DATAJUNGLE SOFTWARE INC.

Per:
David Morris President and CEO

EDWARD MUNDEN

SCHEDULE "A"

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

1.

RELEASE

IN CONSIDERATION of the terms of settlement set out in a Settlement Agreement dated September 10th, 2007 to which this General Release is attached as Schedule "A" (hereinafter the "Settlement Agreement"), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, Edward Munden, do for myself and my heirs, executors, administrators and assigns (herein collectively referred to as "I", "me" or "my"), forever release, remise and discharge DATAJUNGLE LTD. and DATAJUNGLE SOFTWARE INC., their subsidiaries, affiliates, predecessors, successors, parent companies and related companies, and all of their officers, directors, employees, agents, shareholders, servants, insurers and assigns (hereinafter collectively referred to as the "Company"), jointly and severally from any and all actions, causes of action, contracts (whether express or implied), claims and demands for damages, loss or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which against the Company I have ever had, now have, or can hereafter have by reason of or arising out of any cause or causes whatsoever existing up to and inclusive of the date of this General Release, including, without limiting the generality of the foregoing:

(a)

my employment with the Company;

(b)

the termination of my employment with the Company; and

(c)

any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, overtime pay, overtime pay, commissions, bonuses, expenses, allowances, incentive compensation, insurance, Group RRSP or any other benefits arising out of my employment with the Company, or the termination of my employment with the Company, under contract or pursuant to any statute.

2.

NO ADMISSION

I acknowledge that the consideration provided for in the above paragraph does not constitute any admission of liability by or on behalf of the Company, and that any such liability is expressly denied.

3.

INDEMNITY FOR TAXES, ETC.

I further agree that for the aforesaid consideration, I will save harmless and indemnify the Company from and against all claims, taxes, penalties or demands which may be made by the Minister of National Revenue requiring the Company to pay income tax under the Income Tax Act (Canada) in respect of all income tax payable by me in excess of the income tax previously withheld, and in respect of any and all claims, charges, taxes, penalties or demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada

Pension Commission under the applicable statutes and regulations, with respect to any amount which may, in the future, be found to be payable by the Company in respect of me.

4.

EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, overtime pay, vacation pay, general holiday pay and pay in place of termination of employment that I am entitled to by virtue of the Ontario Employment Standards Act or pursuant to any other applicable labour or employment standards legislation, and I further confirm that there are no entitlements, overtime pay or wages due and owing to me by the Company.

5.

HUMAN RIGHTS

I agree that execution of this General Release has the effect of precluding the consideration of any complaint by me pursuant to the Ontario Human Rights Code, or pursuant to any other applicable human rights legislation.

6.

CONFIDENTIALITY AND NON-DISCLOSURE

I recognize and acknowledge that during my employment with the Company, I had access to certain confidential and proprietary information, the disclosure of which would be harmful to the interests of the Company, and that I have taken and will in future take appropriate precautions to safeguard the confidential information of the Company.  I further agree that I will not disclose, directly or indirectly, the contents of this General Release or the terms of settlement relating to the termination of my employment with the Company, and that I will not make any negative or unfavourable comment about the Company regarding any matter arising prior to the date of this General Release, to any person including, without limiting the generality of the foregoing, any employee of the Company, with the exception of my legal and financial advisors on the condition that they maintain the confidentiality thereof, or as required by law.

7.

FURTHER CLAIMS

I agree not to make any claim or take any proceedings against any other person or corporation that might claim contribution or indemnity under the provisions of any statute or otherwise against the Company.

8.

UNDERSTANDING

I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this General Release and the terms of settlement which have been agreed to by me and the Company and that I fully understand this General Release and the terms of settlement.  I have not been influenced by any representations or statements made by or on behalf of the Company.  I hereby voluntarily accept the said terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

9.

COMPLETE AGREEMENT

I understand and agree that this General Release and the Settlement Agreement contain the entire agreement between the Company and myself and that the terms of this General Release and the Settlement Agreement are contractual and not a mere recital.

DATED at the City of Ottawa, in the Province of Ontario, this 10th day of September, 2007.

Witness (Signature)	Edward Munden

Witness (Please Print Name)